                      SECURITIES AND EXCHANGE COMMISSION
                                   FORM 8-A
                            Washington, D.C.  20549

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                _______________

                           AMERAC ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                    DELAWARE                         75-2181442
          (STATE OR OTHER JURISDICTION             (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)         IDENTIFICATION NO.)


    1201 LOUISIANA, SUITE 3350, HOUSTON, TEXAS          77002
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)        (ZIP CODE)



Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                            Name of each exchange on which
   to be so registered                             each class to be registered
   -------------------                             ---------------------------

 Common Stock, $.05 Par Value                     American Stock Exchange



  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

  If this Form relates to the Registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
           Instructions A.(c)(2), please check the following box. [_]



Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
                               (TITLE OF CLASS)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
         -------------------------------------------------------

         (a) Common Stock.   The Certificate of Incorporation of Amerac
             ------------
Energy Corporation ("Registrant"), as amended on November 20, 1996, authorizes the issuance of 20,000,000 shares of common stock, $.05 par value per share ("Common Stock"). As of the date of this Registration Statement, there were 3,885,588 shares issued and outstanding.

         Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No shareholder has any preemptive right or other similar rights to purchase or subscribe for any additional securities issued by the Registrant, and no shareholder has any right to convert Common Stock into other securities. All outstanding Common Stock issued is fully paid and nonassessable. No shares are subject to redemption or to any sinking fund provisions.

         The holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to shareholders.

         The Certificate of Incorporation of the Registrant also authorizes issuance of 10,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"). There are no shares of Preferred Stock currently outstanding; however, the Board of Directors of the Registrant, in its discretion, has authority to issue in series, from time to time, such shares for such consideration as it may determine appropriate. In addition, the Board of Directors has authority, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number to be included in such series, and to fix the designations, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof. Upon any such issuance, the rights evidenced by, or amounts payable with respect to, shares of Common Stock may be materially limited or qualified by the shares of Preferred Stock so issued.

         Unless approved by a majority of disinterested directors of the Registrant, the Registrant's Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-six and two-thirds percent
(66 2/3%) of all the outstanding shares of capital stock of the Registrant entitled to vote to approve specific corporate transactions, such as merger, sale, lease, exchange, liquidation, dissolution, reclassification and issuance of securities in particular situations where the party benefitting from or proposing such transaction is the beneficial owner, assignee or affiliate of the Registrant holding more than ten percent (10%) of the voting power of the outstanding stock entitled to vote.

         (b) Warrants and Rights. 154,175 shares of Common Stock, $0.05 par
             -------------------
value may be issued upon the exercise of warrants issued under a private placement of Common Stock by the Registrant in November 1996 and warrants expected to be issued pursuant to an Exploitation Agreement dated effective as of January 1, 1997 ("Warrants").

         Each Warrant entitles the registered holder ("Warrant Holder") to purchase a designated number of shares of Common Stock at an exercise price of $5.76 per share, subject to adjustment (the "Warrant Price"), at any time after issuance up to and including 5:00 p.m. New York City time,
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November 18, 1999, in accordance with the terms of the Warrants and the applicable Warrant Agreement.

         The Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including (a) the payment of certain dividends or distributions in shares of Common Stock to holders of Common Stock and (b) certain combinations, subdivisions or reclassifications of Common Stock. In addition, if shares of any class of capital stock of the Registrant (other than Common Stock) are issued by way of a stock dividend, each Warrant Holder shall be entitled to receive, upon exercise of a Warrant, as nearly as practicable, the same number of shares of dividend stock which the Warrant Holder would have been entitled to receive had the Warrant Holder's Warrant been exercised immediately prior to such stock dividend.

         Warrants to acquire a total of 104,175 shares of Common Stock were issued and outstanding as of the date of this Registration Statement.

ITEM 2.  EXHIBITS.
         ---------

         Registrant has no securities presently registered on the American Stock Exchange ("Exchange"); therefore, no exhibits need to be filed with, or incorporated by reference in the copy of this Registration Statement filed with the Securities and Exchange Commission ("Commission"). The following exhibits have been filed with the copy of this Registration Statement filed with the
Exchange:

         1. Copies of the last annual report filed pursuant to Section 13 of the Act:

              Form 10-K for fiscal year ended December 31, 1995.

         2. Copies of all current, quarterly or semi-annual reports filed pursuant to Section 13 of the Act since the end of the fiscal year covered by the annual report filed pursuant to 1 above:

              Form 10-QSB for the quarter ended March 31, 1996;
              Form 10-QSB for the quarter ended June 30, 1996;
              Form 10-QSB for the quarter ended September 30, 1996; Form 8-K dated October 31, 1996;
              Form 8-KA dated October 31, 1996; and
              Form 8-K dated December 3, 1996.

         3. Copies of proxy statements for annual meeting of shareholders held on July 11, 1996 and for special meeting of shareholders held on November 20, 1996 filed with the Commission pursuant to Section 14 of the Act;

         4.   Copies of the charter and bylaws of the Registrant; and

         5.   Specimen share certificate of Registrant's Common Stock.

                                   SIGNATURE

         Pursuant to Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           Amerac Energy Corporation



                                           By: /s/ Richard B. Hallett
                                              ----------------------------------
                                                Richard B. Hallett
                                                Vice President, Chief Financial
                                                Officer and Secretary